Exhibit 4.4

EXECUTION VERSION

STARCLOUD MEDIA CO., LIMITED

SERIES D PREFERRED SHARES PURCHASE AGREEMENT

March 26, 2008

STARCLOUD MEDIA CO., LIMITED

SERIES D PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES D PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 26, 2008 by and among:

(1) StarCloud Media Co., Limited, a company incorporated under the British Virgin Islands International Business Companies Act, 1984 and automatically re-registered under the British Virgin Islands Business Companies Act, 2004 as a business company limited by shares in the British Virgin Islands (the “Company”);

(2) Quan Toodou Network Science and Technology Co., Limited , a limited liability company incorporated under the laws of the People’s Republic of China (the “Domestic Entity”);

(3) Reshuffle Technology (Shanghai) Co., Limited , a limited liability company incorporated under the laws of the People’s Republic of China (the “WFOE”, along with the Domestic Entity, collectively, the “PRC Companies” and each a “PRC Company”, and together with the Company, collectively, the “Group Companies” and each a “Group Company”);

(4) Each of the investors whose names are set forth in Exhibit A (each a “Series D Investor” and collectively, the “Series D Investors”); and

(5) Each of the persons whose names are set forth in Exhibit B hereunder (each a “Founder” and collectively, the “Founders”).

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, at each of the Initial Closing and Second Closing, the Company desires to issue and sell to each Series D Investor and each Series D Investor desires, severally but not jointly, to purchase from the Company that number of Series D Preferred Shares, par value US$0.001 per share, of the Company (the “Series D Preferred Shares”) as set forth opposite each such Series D Investor in the second column of Exhibit A and Exhibit A1 attached hereto respectively on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and intending to be legally bound hereby, the parties hereby agree as follows:

1. DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement:

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls fifty percent (50%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation.

“Big-Four” means Deloitte Touche Tohmatsu, Ernst & Young, KPMG or PricewaterhouseCoopers, and any of their respective successors.

“Business” means, in respect of a Group Company, the business as it currently conducts and as it currently proposes to conduct.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable laws or executive order to be closed in Shanghai, Hong Kong or New York.

“Circular 75” means the Circular 75, issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Round-trip Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, as amended and/or implemented by the Notice on Implementation Rule on Circular 75 issued by SAFE on May 29, 2007 (“Notice 106”), or any successor rule or regulation under PRC law.

“Content” means text, images, video, audio (including, without limitation, sound and music used in time relation with text, images or video), and other data, products, services, advertisements, promotions, links, pointers, technology, functions and software.

“Contract” means any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement as Exhibit C, dated as of the date hereof, the Initial Closing Date and further updated as of the Second Closing Date, delivered by the Warrantors to the Series D Investors at the date hereof, the Initial Closing Date and the Second Closing Date respectively in connection with this Agreement, provided that the Disclosure Schedule shall not be revised or amended by the Warrantors without the prior written consent of the Series D Investors who will hold at least seventy-five percent (75%) of the Series D Preferred Shares then outstanding immediately after the Initial Closing Date or the Second Closing Date (as the case may be).

“Escrow Agent” means Citibank, N.A., Hong Kong Branch.

“Escrow Agreement” means the escrow agreement in a form to be agreed by the Company, the Escrow Agent and the Series D Investors and to be entered into by the Company, the Escrow Agent and the Series D Investors at the Second Closing (as defined below).

“Encumbrance” means, with respect to any Purchase Share or asset, as the case may be, any security interest, adverse interest, pre-emption right, option, easement, restriction, pledge, charge, debenture, hypothecation, mortgage, lien or encumbrance, or third party right or claim of any kind other than (in the case of any asset) any licenses of intellectual property.

“Government Official” means (a) any employee or official of any government authority, including any employee or official of any entity owned or controlled by a government authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee or associate, (d) any employee or official of an international organization, or (e) any person who acts in an official capacity for or on behalf of any of the foregoing. For the avoidance of doubt, the term Government Official shall include any employee or official of a media, telecommunications or internet company, entity, firm or institution owned or controlled by a government authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property” means any and all (a) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (d) URLs, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (f) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (g) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, (h) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights, and (i) any other intellectual property or proprietary rights owned by, licensed to or used in the Business of, any Group Company.

“Knowledge” including the phrase “to the best Knowledge of the Warrantors” means the actual knowledge of the Warrantors, as to the Group Companies, the actual knowledge of the Chief Executive Officer and Chief Finance Officer of the Company, after commercially reasonable enquiry, including facts of the Company and/or such Warrantor(s), as the case may be, in the commercially reasonable and prudent exercise of their duties, should be aware.

“Material Adverse Effect” means any circumstance, change, development, event, condition, occurrence, effect or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets (including intangible assets), properties, prospects, liabilities, rights, obligations or results of operations of the Company and other Group Companies, taken as a whole.

“Material Permits” mean all material consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority on the part of each Warrantor required in respect of the establishment and operations of each Group Company or in connection with the consummation of the transactions contemplated hereunder, including but not limited to, the licenses, permits and/or approvals from the SARFT, the MII and the Ministry of Culture of the PRC.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement and the other Transaction Agreements, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

“PRC Agreements” shall mean collectively, the agreements, contracts and instruments which enable the Company to control and consolidate with its financial statements the Domestic Entity, including but not limited to, the Equity Pledge Agreement, the Exclusive Equity Purchase Rights Agreement, the Exclusive Consultancy and Services Agreement, the Shareholders Voting Proxy Agreement and the Loan Agreement, attached hereto as Exhibit J.

“PRC GAAP” means generally accepted accounting principles and practices in effect from time to time in the PRC applied consistently throughout the periods involved.

“PRC Resident” has the meaning as set forth in Circular 75.

“RMB” means Renminbi, the lawful currency of the People’s Republic of China.

“Transaction Agreements” means this Agreement, the Shareholders Agreement (as defined in Section 2.1), the Second Amended and Restated Right of First Refusal and Co-sale Agreement, the Second Amended and Restated Voting Agreement, the Amended M&AA (as defined in Section 2.1), the Indemnification Agreement and the Escrow Agreement.

“US$” or “$” means the lawful currency of the United States of America.

“US GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

1.2 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Location
Act	Section 3.11.
Action	Section 3.10.
Additional Closing	Section 2.6.
Additional Shares	Section 2.6.
Agreement	Recitals.
Amended M&AA	Section 2.1.
Arbitration Rules	Section 8.14.
Authorized Representative	Section 2.5(c)(ii).
Balance Sheet Date	Section 3.15.
Benefit Plan	Section 3.25.
Board	Section 2.4.
Circular 75	Section 1.1.
Closing	Section 2.3(b).
Company	Recitals.
Constitutional Documents	Section 3.12.
Conversion Shares	Section 3.2(c).
Domestic Entity	Recitals.
Escrow Account	Section 2.5(b).
Escrow Amount	Section 2.5(b).
Escrow Period	Section 2.5(c).
ESOP	Section 3.2(b).
Financial Statements	Section 3.15.
Founder or Founders	Recitals.
Group Companies or Group Company	Recitals.
Group Company Contracts	Section 3.12.
Indemnification Agreement	Section 2.4(a).
Initial Closing	Section 2.3(a).
Initial Closing Date	Section 2.3(a).
Initial Closing Consideration	Section 2.2(a).
Initial Closing Shares	Section 2.2(a).
Knowledge	Section 1.1.
Material Contract	Section 3.9
Material Permits	Section 1.1
MII	Section 3.11.
Ordinary Shares	Section 3.2(b).
Potential Investor(s)	Section 2.6.
Purchase Price	Section 2.2(a).
Purchase Shares	Section 2.2(c).
PRC Companies or PRC Company	Recitals.
PRC Entity	Sections 5.7.
Preferred Shares	Section 3.2(a).
Prohibited Payment	Section 3.21.
SAIC	Section 3.1.
SAFE	Section 1.1.

SARFT	Section 2.5(c).
SARFT Permit	Section 2.5(c).
Second Closing	Section 2.3(b).
Second Closing Date	Section 2.3(b).
Second Closing Consideration	Section 2.2(b).
Second Closing Shares	Section 2.2(b).
Second Escrow Period	Section 2.5(d).
Secured Claim	Section 2.5(d).
Series D Documents	Section 3.4.
Series D Investors	Recitals.
Series D Preferred Shares	Recitals.
Shareholders’ Agreement	Section 2.1.
Warrantor or Warrantors	Section 3.
WFOE	Recitals.

1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

2. SALE AND PURCHASE, CLOSING

2.1 Authorization.

(a) As of the Initial Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of a total of 5,417,779 Series D Preferred Shares having the rights, preferences, privileges and restrictions as set forth in the Fourth Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit F (the “Amended M&AA”) and that certain Shareholders’ Agreement attached hereto as Exhibit G (the “Shareholders’ Agreement”).

(b) As of the Second Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of a total of 16,253,338 Series D Preferred Shares having the rights, preferences, privileges and restrictions as set forth in the Amended M&AA and Shareholders’ Agreement, or their successors or replacements.

2.2 Agreement to Purchase and Sell.

(a) Subject to the terms and conditions hereof, at the Initial Closing, the Company agrees to issue and sell to each Series D Investor, and each Series D Investor hereby agrees, severally but not jointly, to subscribe for and purchase from the Company, that number of Series D Preferred Shares (the “Initial Closing Shares”) set out opposite each Series D Investor’s name in the second column of Exhibit A, at a price of US$2.621 per share (the “Purchase Price”), amounting to the aggregate purchase price amount set out opposite each Series D Investor’s name in the third column of Exhibit A. The aggregate consideration for the subscription for and purchase of the Series D Preferred Shares pursuant to this Section 2.2(a) shall be equal to fourteen million and two hundred thousand United States Dollars (US$14,200,000) (the “Initial Closing Consideration”).

(b) Subject to the terms and conditions hereof, at the Second Closing, the Company agrees to issue and sell to each Series D Investor, and each Series D Investor hereby agrees, severally but not jointly, to subscribe for and purchase from the Company, on a nil paid basis, that number of Series D Preferred Shares (the “Second Closing Shares”) set out opposite each Series D Investor’s name in the second column of Exhibit A1, amounting to the aggregate purchase price amount set out opposite each Series D Investor’s name in the third column of Exhibit A1, payable by each Series D Investor in accordance with the provisions of Section 2.5(b)(i). The aggregate consideration for the subscription for and purchase of the Series D Preferred Shares (consisting of the Purchase Price per share which shall be left unpaid and outstanding) pursuant to this Section 2.2(b) shall be equal to forty-two million and six hundred thousand United States Dollars (US$42,600,000) (the “Second Closing Consideration”).

(c) The Series D Preferred Shares to be purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the “Purchase Shares”.

2.3 Closings.

(a) The consummation of the purchase and sale of the Initial Closing Shares shall be held at the offices of Fangda Partners at 20th Floor, Kerry Centre, 1515 Nanjing West Road, Shanghai, the PRC, on a date no later than five (5) Business Days after the fulfilment or waiver of the conditions to the Initial Closing as set forth in Section 6.1 and Section 7.1, or at such other place and time as the Company and the Series D Investors may mutually agree upon (the “Initial Closing,” and the date of the Initial Closing, the “Initial Closing Date”).

(b) The consummation of the purchase and sale of the Second Closing Shares shall be held at the offices of Fangda Partners at 20th Floor, Kerry Centre, 1515 Nanjing West Road, Shanghai, the PRC, on a date no later than five (5) Business Days after the fulfilment or waiver of the conditions to the Second Closing as set forth in Section 6.2 and Section 7.2, or at such other place and time as the Company and the Series D Investors may mutually agree upon (the “Second Closing”, together with the Initial Closing, each a “Closing”, and the date of the Second Closing, the “Second Closing Date”).

2.4 Initial Closing Deliverables. (a) At the Initial Closing, the Company shall deliver or cause to be delivered the following items to the Series D Investors, against payment by the Series D Investors of the Initial Closing Consideration:

(i) a duly issued share certificate representing the Initial Closing Shares purchased by each Series D Investor pursuant to Section 2.2(a);

(ii) a compliance certificate dated as of the Initial Closing Date signed by the Chief Executive Officer of the Company and each Founder certifying that all the conditions specified in Section 6.1 have been fulfilled;

(iii) executed counterparts of each Transaction Agreement (except the Escrow Agreement) to which any of the Company, any Group Company or any Founder is a party;

(iv) certified copies of the directors’ resolutions and/or shareholders’ resolutions of the Company and other Group Companies, where appropriate, approving, among other things, (A) the issuance and sale of the Initial Closing Shares to the Series D Investors, (B) the issue of new share certificates in respect of the Initial Closing Shares to the Series D Investors, and (C) the execution of the Transaction Agreements (except the Escrow Agreement) to which such Group Company is a party;

(v) the Amended M&AA in the form attached hereto as Exhibit F which shall have been adopted and filed by the Company with, and registered by, the British Virgin Islands Registry of Corporate Affairs;

(vi) a certificate signed by the Chief Executive Officer of the Company and each Founder attaching (A) the certified Amended M&AA, (B) copies of resolutions approved by the shareholders and board of directors of the Company (the “Board”) in connection with the transactions contemplated hereby, and (C) a certificate of incumbency of the Company;

(vii) the legal opinions issued by Walkers and Fangda Partners, dated as of the Initial Closing, in substantially the respective form attached hereto as Exhibit H; and

(viii) a director indemnification agreement executed by the Company and the director appointed by the Series D Investors to the Board of the Company, in substantially the form attached hereto as Exhibit I (the “Indemnification Agreement”).

(b) At the Initial Closing, each of the Series D Investors shall, severally but not jointly, deliver or cause to be delivered:

(i) the aggregate purchase price amount set forth opposite its name in the third column of Exhibit A hereto, subject to the deduction provided under Section 8.15, by wire transfer in immediately available funds to a bank account in the Company’s name held in a licensed Shanghai bank, the details of which shall be provided by the Company to the Series D Investors at least three (3) Business Days prior to the Initial Closing Date; and

(ii) executed counterparts of each Transaction Agreement (except the Escrow Agreement) to which each Series D Investor is a party.

2.5 Second Closing Deliverables. (a) At the Second Closing, the Company shall deliver or cause to be delivered the following items to the Series D Investors, against payment by the Series D Investors of the Second Closing Consideration:

(i) a duly issued share certificate representing the Second Closing Shares purchased by each Series D Investor pursuant to Section 2.2(b);

(ii) a compliance certificate dated as of the Second Closing Date signed by the Chief Executive Officer of the Company and each Founder certifying that all the conditions specified in Section 6.2 have been fulfilled;

(iii) executed counterparts of the Escrow Agreement;

(iv) certified copies of the directors’ resolutions and/or shareholders’ resolutions of the Company and other Group Companies, where appropriate, approving, among other things, (A) the issuance and sale of the Second Closing Shares to the Series D Investors, (B) the issue of new share certificates in respect of the Second Closing Shares, and (C) the execution of the Escrow Agreement;

(v) the duly executed resolutions of the Board of the Company disapplying the grandfathered provisions of the International Business Companies Act of the British Virgin Islands, the new Memorandum and Articles of Association of the Company in a form compliant with the Business Companies Act of the British Virgin Islands, which shall have been adopted and filed by the Company with, and registered by, the British Virgin Islands Registry of Corporate Affairs prior to or on the Second Closing Date;

(vi) a certificate signed by the Chief Executive Officer of the Company and each Founder attaching (A) the then effective Memorandum and Articles of Association of the Company, (B) copies of resolutions approved by the shareholders and Board of the Company in connection with the transactions contemplated hereby, and (C) a certificate of incumbency of the Company; and

(vii) the legal opinions issued by Walkers and Fangda Partners, dated as of the Second Closing, in substantially the respective form attached hereto as Exhibit H.

(b) At the Second Closing, each of the Series D Investors shall, severally but not jointly, deliver or cause to be delivered:

(i) the aggregate purchase price amount set forth opposite its name in the third column of Exhibit A1 hereto, by wire transfer in immediately available funds to the bank account designated by the Escrow Agent (the “Escrow Account”) to be held upon and released in accordance with the terms of this Agreement and the Escrow Agreement (each, the “Escrow Amount”).

(ii) executed counterparts of the Escrow Agreement.

(c) The Company and the Series D Investors agree that each Escrow Amount shall be held by the Escrow Agent in the Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement for a twelve (12) month period commencing on the Second Closing Date (the “Escrow Period”).

At any time during the Escrow Period:

(i) Subject to Section 2.5(c)(ii) below, the total Escrow Amount shall be immediately released by the Escrow Agent to the Company in full upon the following:

(A) the obtainment by the Domestic Entity of the Permit for Transmission of Audio-Visual Programs via Internet from the PRC State Administration of Radio, Film and Television (the “SARFT”) (the “SARFT Permit”); and

(B) each Warrantor’s certificate certifying that there has been no Material Adverse Effect since the Initial Closing Date or the previous Escrow Amount release date, as contemplated in Section 2.5(c)(ii) below, and that the Business of any Group Company has not been suspended or interrupted due to the lack of the SARFT Permit.

(ii) Subject to Section 2.5(c)(i) above, one-sixth (1/6) of each Escrow Amount shall be immediately released by the Escrow Agent to the Company each time upon receipt of the payment instruction issued by the authorized representative designated in the Escrow Agreement (the “Authorized Representative”). The Authorized Representative shall, and the Series D Investors and the Company shall cause the Authorized Representative to, give such payment instruction upon the Series D Investors’ receipt of the following from the Company:

(A) an officer’s certificate attaching cash balance of all Group Companies in the amount of less than US$5,000,000 as of the date of the certificate supported by the Group Companies’ management accounts for the latest unaudited period including cash flow table (listing all the major items that bring the cash balance lower than US$5,000,000);

(B) written confirmation by one of Big-Four confirming nonexistence of anything inconsistent with the officer’s certificate (for the avoidance of doubt, excluding the management accounts attached to the officer’s certificate);

(C) a certificate of good standing of the Company issued by the Registry of Corporate Affairs of the British Virgin Islands dated no earlier than ten (10) Business Days prior to the date of the officer’s certificate; and

(D) each Warrantor’s certificate certifying that there has been no Material Adverse Effect since the Initial Closing Date or the previous Escrow Amount release date, as the case may be, and that the Business of the Company has not been suspended or interrupted due to the lack of the SARFT Permit if the SARFT Permit has still not been obtained by the Domestic Entity.

The release of such one-sixth of the Escrow Amount pursuant to this Section 2.5(c)(ii) shall take place no more than twice during the Escrow Period.

(iii) Notwithstanding the provisions in Sections 2.5(c)(i) and 2.5(c)(ii) above, each Series D Investor may severally elect to instruct the Escrow Agent to release all or any portion of the total outstanding Escrow Amount attributed to such Series D Investor to the Company.

(iv) The Series D Investors and the Company shall procure the inclusion of Sections 2.5(c)(i), 2.5(c)(ii) and 2.5(c)(iii) in the Escrow Agreement to the extent possible. The Series D Investors and/or the Company shall execute and deliver such instruments or documents (including without limitation the payment instruction required by the Escrow Agreement for the release of the Escrow Amount), and shall take such further actions as may be reasonably necessary or desirable to effectuate the release of all or part of the Escrow Amount set forth in Sections 2.5(c)(i), 2.5(c)(ii) or 2.5(c)(iii) pursuant to this Agreement and the Escrow Agreement. The Series D Investors shall not sell, assign, transfer, exchange, mortgage, pledge or otherwise dispose of any portion of the Second Closing Shares unless the purchase price amount corresponding to such portion of Second Closing Shares has been received by the Company in accordance with the provisions in this Section 2.5(c). Any unpaid Second Closing Shares shall not be entitled to any economic interests regarding dividends and liquidation under Regulation 10.g. and Regulation 10.h. under the Amended M&AA, as amended from time to time.

(v) As a condition to the release of any of the Escrow Amount pursuant to Sections 2.5(c)(i), 2.5(c)(ii) or 2.5(c)(iii), the Company shall deliver a resolution of the Board of the Company to the Series D Investors resolving that upon receipt of such Escrow Amount(s), the number of nil paid shares held by each Series D Investor which correspond to the Escrow Amount attributed to each such Series D Investor shall be deemed fully paid up, calculated as follows:

B	=	A
C

whereby:

A = Nil Paid Series D Shares of the relevant Series D Investor which are deemed to be fully paid up.

B = Released Escrow Amount attributable to the relevant Series D Investor.

C = 2.621 or such lower amount as may be determined in accordance with the following provisions in Section 2.5.

(d) If, at the end of the Escrow Period, the SARFT Permit has not yet been obtained by the Domestic Entity, the Series D Investors holding at least seventy-five percent (75%) of the then outstanding Series D Preferred Shares shall decide whether to:

(i) extend the Escrow Period by up to another twelve (12) months (the “Second Escrow Period”), subject to the original conditions described in Section 2.5(c)(i);

(ii) instruct the Escrow Agent to release the total outstanding Escrow Amount to the Company and to release all accrued interest thereon to each of the Series D Investors in proportion to their respective Escrow Amount; or

(iii) instruct the Escrow Agent to return the total outstanding Escrow Amount to each Series D Investor in proportion to their respective Escrow Amount, together with all accrued interest thereon.

In the event that the Series D Investors decide to extend the Escrow Period for the Second Escrow Period pursuant to Section 2.5(d)(i), at the end of the Second Escrow Period, the Series D Investors holding at least seventy-five percent (75%) of the then outstanding Series D Preferred Shares shall once again decide whether to release the total Escrow Amount in accordance with Sections 2.5(d)(ii) or 2.5(d)(iii) unless the SARFT Permit has been duly obtained by the Domestic Entity during the Second Escrow Period and the total outstanding Escrow Amount has been released to the Company. For the avoidance of any doubt, during the Second Escrow Period, there shall be no release of any outstanding Escrow Amount by the Escrow Agent to the Company as contemplated in Section 2.5(c)(ii).

In the event that, within thirty (30) days after expiry of the Escrow Period or the Second Escrow Period (as the case may be), no decision with respect to the Escrow Amount has been made by the Series D Investors holding at least seventy-five percent (75%) of the then outstanding Series D Preferred Shares pursuant to the preceding paragraphs in this Section 2.5(d), each Series D Investor may severally make such election in accordance with this Section 2.5(d) with respect to the total outstanding Escrow Amount attributed to such Series D Investor.

The Company shall provide the Series D Investors with prompt written notice of the pending consummation of a Deemed Winding-Up Event (as defined in the Amended M&AA) at any time prior to the release of the entire Escrow Amount. Each Series D Investor shall be entitled to make an election, which may be conditioned on the consummation of such Deemed Winding-Up Event, with respect to the total remaining Escrow Amount attributable to such Series D Investor (A) to release its remaining Escrow Amount to the Company in accordance with Section 2.5(c)(iii); or (B) to return its remaining Escrow Amount to such Series D Investor, in either case immediately prior to the consummation of the Deemed Winding-Up Event. Any interest attributable to such Series D Investor shall be returned to such Series D Investor.

If any portion of the Escrow Amount is returned to each Series D Investor pursuant to Section 2.5(d)(iii) or the preceding paragraph, the Company shall forfeit and cancel all the non-fully-paid Second Closing Shares corresponding to such portion of the Escrow Amount so returned in accordance with applicable law as these non-fully-paid Second Closing Shares are redeemed.

Immediately after a decision is made by the holders of at least seventy-five percent (75%) of the then outstanding Series D Preferred Shares, the Authorized Representative shall inform the Escrow Agent of such decision by sending payment instruction to the Escrow Agent pursuant to the Escrow Agreement.

Prior to the release of the total Escrow Amount to the Company according to the preceding paragraphs, each Series D Investor shall be entitled to use its Escrow Amount to secure any claim against the Company for any loss suffered by such Series D Investor as a result of any fraud, gross negligence or intentional misconduct committed by any of the Group Companies and/or the Founders that results in, individually or in the aggregate, a material loss to such Series D Investor (the “Secured Claim”). If the Escrow Amount is reduced by an amount equal to a Secured Claim in accordance with the preceding sentence, the Purchase Price per share (together with the value of “C” in the equation set out in Section 2.5 (c)(v) above) shall be reduced pro rata to the reduction to the Escrow Amount (as a percentage of the remaining Escrow Amount prior to such reduction), so that the remaining Escrow Account after such reduction shall be sufficient to fully pay up the Second Closing Shares.

2.6 Further Financing. Subject to the terms and conditions of this Agreement, on or prior to the Additional Closing (as defined below), the Company shall have authorized the sale and issuance to one or more reputable institutional investors approved by the Series D Investors holding at least seventy-five percent (75%) of the then outstanding Series D Preferred Shares and the Company (the “Potential Investor” or the “Potential Investors”) that number of the Series D Preferred Shares agreed by the foregoing Series D Investors (the “Additional Shares”) at the Purchase Price per share. In any event, the total consideration for the subscription for and purchase of such number of Series D Preferred Shares at the Purchase Price per share under this Section 2.6 shall be no more than US$10,000,000. The issuance and sale of the Additional Shares to the Potential Investor(s) at the Purchase Price per share at the Additional Closing is conditional upon the Potential Investor(s)’ execution of an accession agreement to the Transaction Agreements in the form approved by the Series D Investors holding at least seventy -five percent (75%) of the then outstanding Series D Preferred Shares and the Company. The purchase, sale and issuance of the Additional Shares shall take place within three (3) months from the Initial Closing Date, at such place and time as the Company, the Series D Investors holding at least seventy-five percent (75%) of the then outstanding Series D Preferred Shares and the Potential Investor(s) mutually agree upon (the “Additional Closing”).

3. REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES AND THE FOUNDERS

Each Group Company and each Founder (the “Warrantors” and each a “Warrantor”), hereby jointly and severally represent and warrant to the Series D Investors, except as set forth in the Disclosure Schedule (which shall be updated and delivered by the Warrantors to the Series D Investors at the Second Closing Date in connection with the Second Closing), as of the date hereof, the Initial Closing Date and the Second Closing Date hereunder (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

3.1 Organization, Good Standing and Qualification. Each Group Company is a corporation or business company duly organized or incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the jurisdiction of its incorporation or establishment and has all requisite corporate power and authority necessary to own, lease and operate its properties and assets and to carry on its Business as presently conducted or as presently proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is duly qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. All filings and registrations with the PRC authorities required in respect of WFOE and the Domestic Entity and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce (the “SAIC”), the SAFE or their relevant local authorities, tax bureau, customs and other authorities, have been duly completed in all material respects in accordance with the relevant rules and regulations. Section 3.1 of the Disclosure Schedule sets forth (a) a list of all jurisdictions throughout the world in which each Group Company is authorized or qualified to do business as a foreign corporation, (b) a list of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of each Group Company, (c) a list of all jurisdictions in which any Group Company maintains any employees or independent contractors and (d) a list of all of the officers and directors of each Group Company as well as any other person having authority to enter into contracts on behalf of such Group Company or disperse the bank accounts of such Group Company.

3.2 Capitalization. Immediately prior to the Initial Closing, the authorized share capital of the Company consists of the following:

(a) Preferred Shares. 52,786,257 Preferred Shares of the Company, par value US$0.001 per share (the “Preferred Shares”), of which:

(i) 6,000,000 shares are designated as Series A Preferred Shares, all of which are issued and outstanding;

(ii) 11,333,340 shares are designated as Series B Preferred Shares, all of which are issued and outstanding;

(iii) 13,781,800 shares are designated as Series C Preferred Shares, all of which are issued and outstanding; and

(iv) 21,671,117 shares are designated as Series D Preferred Shares, none of which are issued and outstanding.

(b) Ordinary Shares. A total of 70,503,241 authorized ordinary shares, par value US$0.001 per share, of the Company (the “Ordinary Shares”), all of which have been duly authorized, are fully paid and non assessable and were issued in compliance with all applicable laws, and of which:

(i) 12,000,000 shares are issued and outstanding;

(ii) 6,000,000 shares have been reserved for issuance upon conversion of the Series A Preferred Shares;

(iii) 10,000,000 shares have been reserved for issuance upon conversion of the Series B Preferred Shares;

(iv) 13,781,800 shares have been reserved for issuance upon conversion of the Series C Preferred Shares;

(v) 21,671,117 shares have been reserved for issuance upon conversion of the Series D Preferred Shares;

(vi) 4,641,110 shares have been reserved for issuance upon the exercise of Company’s Employee Stock Ownership Plan (the “ESOP”).

(c) Options, Warrants, Reserved Shares. Prior to the Initial Closing, the Company has reserved 4,641,110 Ordinary Shares for issuance upon the exercise of the ESOP and options exercisable for 3,294,600 Ordinary Shares are outstanding under the ESOP. Furthermore, the Company has reserved sufficient Ordinary Shares for issuance upon the conversion of the Preferred Shares (collectively, the “Conversion Shares”). Except as described above, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Apart from the exceptions noted in this Section 3.2 and the Transaction Agreements, no shares (including the Ordinary Shares and Preferred Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any pre-emptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(d) Outstanding Security Holders. A complete and current list of all outstanding shareholders, option holders and other security holders of the Company as of the Initial Closing Date is set forth in Section 3.2(d) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.

(e) Section 3.2(e) of the Disclosure Schedule completely and accurately lists all those who are the record and beneficial holders of Ordinary Shares, share options, warrants and the respective numbers of Ordinary Shares, share options and warrants held immediately prior to the Initial Closing.

(f) The registered capital of each of the Group Companies other than the Company is set forth opposite their respective names on Section 3.2(f) of the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, the registered capital of each of the Group Companies other than the Company is fully paid on the date hereof.

(g) There are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of the Group Companies other than the Company to increase or decrease its registered capital.

(h) Except for the agreements listed in Section 3.2(h) of the Disclosure Schedule, there is no agreement between the Founder, the Company and any other Person with respect to the ownership or control of any of the Group Companies.

3.3 Subsidiaries.

(a) Except for the PRC Companies, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

(b) Section 3.3(b) of the Disclosure Schedule sets forth (i) a complete list of all equity interest holders of each of the PRC Companies, indicating the percentage of equity interests held by each of the holders, (ii) a complete list of addresses of all offices and branches maintained by each of the PRC Companies, and (iii) a complete description of business scope of each of the PRC Companies.

3.4 Due Authorization. All corporate actions on the part of each Group Company and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations of such Group Company under the Transaction Agreements and any other agreements to which it is a party and the execution of which is contemplated hereunder (collectively, the “Series D Documents”), and the authorization, issuance, reservation for issuance and delivery of all of the Purchase Shares being sold under this Agreement and the Conversion Shares issuable upon conversion of such Purchase Shares has been taken or will be taken prior to the Closing. Each of the Series D Documents, when executed and delivered, will constitute valid and binding obligations of each party thereto, to the extent they are parties to such agreements, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5 Valid Issuance of Purchase Shares.

(a) The Purchase Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, free and clear of any Encumbrance, fully paid and non-assessable.

(b) All of the outstanding shares of the Company have been duly and validly issued, fully paid and non-assessable.

3.6 Liabilities. There are no liabilities of any Group Company other than liabilities (a) reflected or reserved against in the Financial Statements, or (b) incurred after the Balance Sheet Date in the ordinary course of business of the Group Companies consistent with their past practices or which have not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.7 Title to Properties and Assets. Each Group Company has good and marketable title to all its properties and assets that is material to the Business, free and clear of any Encumbrance. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, such Group Company holds valid leasehold interests in such assets, free and clear of any Encumbrance other than the lessors of such property and assets. To the best Knowledge of Warrantors, all properties and assets owned by each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset, and inasmuch, none of the assets of any Group Company is required by applicable law to undergo any form of valuation procedure prior to the consummation of the transactions contemplated by the Transaction Agreements.

3.8 Status of Intellectual Property. (a) Each Group Company owns or possesses sufficient legal rights to use all the Intellectual Property necessary for its Business and, to the best Knowledge of the Warrantors, without any conflict with or infringement of the rights of others. Section 3.8 of the Disclosure Schedule contains a complete list of all patents and patent applications, registered trademarks and trademark registration applications, domain names, registered copyrights, and registered designs (in the Europe Union or other territories permitting design registration), that are owned by the Group Companies. None of the Group Companies’ Intellectual Property is developed by the Group Companies by using the funds and resources from any governmental or regulatory authority. There are no outstanding options, licenses, claims, shared ownership interests or agreements of any kind granted by any Group Company relating to any of its Intellectual Property, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity, except as disclosed in writing to the Series D Investors or their respective counsels and except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. Each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business of such Group Company. None of the Intellectual Property owned by the Group Companies is subject to any outstanding judgment, injunction, writ, award, decree or order of any nature, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand, to the best Knowledge of the Warrantors, is pending or threatened, which challenges the validity, enforceability, use or ownership of the Intellectual Property owned by the Group Companies.

(b) No product or service marketed or sold by any Group Company nor any Business conducted by any Group Company, to the best Knowledge of the Warrantors, violates or will violate any license or infringes or will infringe any Intellectual Property of any other Person, nor is there any reasonable basis therefore. None of the Group Companies has received any written communications alleging that any Group Company has violated or, by conducting its Business, would violate any of the Intellectual Property of any other Person. To the best Knowledge of each Warrantor, no third party is violating or infringing any Group Company’s Intellectual Property.

(c) To the best Knowledge of each Warrantor, none of the officers, employees or consultants of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the Business of such Group Company or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of this Agreement, the Shareholders’ Agreement and any other Series D Documents, nor the carrying on of the Business of any Group Company by its employees, nor the conduct of the Business of any Group Company, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Each Group Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by such Group Company.

(d) Each Group Company has executed a legally binding written agreement with third parties with whom such Group Company believes it has shared confidential information of the Group Company, and those agreements require such third parties to keep such information confidential, subject to standard exclusions, exceptions and carveouts.

(e) The Group Companies have taken commercially reasonable measures to protect the Intellectual Property of the Group Companies.

3.9 Material Contracts and Obligations. (a) All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it or any of its assets is bound that (i) are material to the conduct and operations of its Business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company, on the one hand, and any Group Company, on the other hand other than employment contracts with employees; or (iii) obligate such Group Company to share, license or develop any product or technology are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by the Series D Investors and their counsel (“Material Contracts”). For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$500,000 or that extend for more than one year beyond the date of this Agreement, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iii) not in the ordinary course of business, (iv) transferring or licensing any Intellectual Property to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software), (v) with a governmental or regulatory authority, (vi) granting a power of attorney, agency or similar authority, (vii) relating to indebtedness for money borrowed, providing for an extension of credit, indemnification or any guaranty or other agreement to maintain any financial condition of another Person, or (viii) being otherwise material to any Group Company or being an agreement on which any Group Company is substantially dependent.

(b) Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable law or order, and is in full force and effect. Each Group Company has either fully performed all of its obligations under or terminated without liability or is performing and in compliance with, each of the Material Contracts in all material aspects, and each counterparty to each Material Contract, to the best Knowledge of each Warrantor, is not in default with respect thereto. None of the Group Companies has been, or has received any notice or has any Knowledge that any other party is, in breach of, or default under, any Material Contract to which it is a party, and to the Knowledge of each Warrantor, there has not occurred any event that with the lapse of time or the giving of notice or both would reasonably be expected to constitute such a default or would give another party the right to terminate or amend the terms of any Material Contract.

(c) None of the Group Companies has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$200,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of its substantial assets or rights, other than the sale of its inventory or the licensing of its products in the ordinary course of business.

(d) None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person.

(e) Save as disclosed in Section 3.9 (e) of the Disclosure Schedule, none of the Group Companies has engaged in the past three months in any legal negotiation with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of the Group Company’s assets, (ii) any merger, consolidation or other business combination transaction of the Group Company into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital shares of the Group Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital shares of the surviving entity) a majority of the total voting power represented by the shares of voting capital shares of the Group Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital shares of the Group Company.

3.10 Litigation. Section 3.10 of the Disclosure Schedule lists all (i) the litigation or arbitration, and (ii) the fine, order, writ, injunction, decree, administrative penalty (including but not limited to the suspension or revocation of the business license or any Material Permit of any Group Company) issued or imposed by the MII, the SARFT or the Ministry of Culture of the PRC, which are pending (or, to the best Knowledge of each Warrantor, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best Knowledge of each Warrantor, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of such Group Company. There is no action, suit, proceeding, fine, order, writ, injunction, decree, administrative penalty (including but not limited to the suspension or revocation of the business license or any Material Permit of any Group Company), claim, arbitration or investigation (“Action”), which is material, pending (or, to the best Knowledge of each Warrantor, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best Knowledge of each Warrantor, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of such Group Company. To the best Knowledge of each Warrantor, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect on any Group Company. By way of example, but not by way of limitation, there are no material Actions pending against any of the Group Companies or, to the Knowledge of each Warrantor, threatened against any of the Group Companies, relating to (i) the Business of any Group Company; and/or (ii) the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment, penalty (monetary or otherwise) or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.11 Compliance with Laws; Governmental Consents. (a) None of the Group Companies is in material violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct or operation of its Business or the ownership or use of its properties, including but not limited to the Circular Regarding Strengthening Administration on Foreign Investment in Value Added Telecommunication Business issued by the PRC Ministry of Information Industry (“MII”) issued on July 13, 2006. None of the Group Companies is not in compliance with any laws or regulations that is material to the Business or relates to the revocation, suspension, withdrawal, termination or modification of, or the imposition of material conditions with respect to, any Material Permits.

(b) Except as set forth in Section 3.11 of the Disclosure Schedule, each Group Company has obtained any and all Material Permits which are required in connection with the consummation of the transactions contemplated hereunder and shall have been obtained prior to and be effective as of the Closing. Each Group Company has all Material Permits necessary for the conduct of its Business, the lack of which could result in a Material Adverse Effect, and such Group Company believes it can obtain, without undue burden or expense, any similar governmental authority for the conduct of its Business. None of the Group Companies is in default in any material respect under any of such franchises, permits, licenses or other similar governmental authority. The Material Permits are, and will remain, in full force and effect for not less than one (1) year after the Initial Closing. The consummation of the transactions contemplated under the Transaction Agreements will not result in the termination or revocation of any of the Material Permits. None of the Group Companies has received any written notice relating to the suspension, revocation or modification of any such Material Permits.

(c) The execution, delivery, and performance of the Series D Documents by each Founder and by each Group Company and the consummation of the transactions contemplated hereby or thereby do not and will not (i) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (A) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutional documents of any Group Company as in effect at the Closing, (B) any provision of any order to which any Group Company is a party or by which it is bound; (ii) result in any violation of, be in conflict with, require a consent under, or constitute a default under any Material Contract, or any law applicable to any Group Company; (iii) accelerate or constitute an event entitling the holder of any indebtedness of any Group Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; (iv) cause any Group Company to be in default of its obligations under any indebtedness agreement; or (v) result in the creation of any Encumbrance upon any of the properties or assets of any Group Company, except, in the case of sub-clauses (ii), (iii), (iv) and (v), as (x) would not materially and adversely affect the ability of the Founders and Group Companies, as the case may be, to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and other Transaction Agreements and (y) would not otherwise have a Material Adverse Effect.

(d) The offer, sale and issuance of the Purchase Shares in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the “Act”). None of the Group Companies has received any notice or other written communication from any governmental or regulatory authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any law or order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.12 Compliance with Other Instruments and Agreements. Each Group Company is not in, nor shall the conduct of its Business result in, any violation, breach or default of any term of its constitutional documents of the respective Group Company which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts for the PRC Companies and the like (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. The execution, delivery and performance of and compliance with any of the Series D Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or, to the best Knowledge of each Warrantor, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.13 Disclosure. Each Warrantor has fully provided the Series D Investors with all the information that the Series D Investors have reasonably requested for deciding whether to purchase the Purchase Shares and all the information that such Warrantor believes is reasonably necessary to enable the Series D Investors to make such decision. No representation or warranty by any Warrantor in this Agreement and no information or materials provided by any Warrantor to the Series D Investors in connection with their due diligence investigation of any Group Company or the negotiation and execution of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.14 Registration Rights and Voting Rights. Except as provided in the Shareholders’ Agreement and the other Transaction Agreements, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights), nor is the Company obliged to list any of its shares on any securities exchange. Except as contemplated in the Transaction Agreements, no voting or similar agreements exist related to the share capital of any Group Company which are presently outstanding or that may hereafter be issued.

3.15 Financial Statements. The Company has delivered to the Series D Investors (a) the unaudited consolidated financial statements (including balance sheet, profit and loss statement and cash flow statement) prepared in accordance with PRC GAAP for the fiscal year ended December 31, 2007 (the “Balance Sheet Date”), (b) the audited balance sheets, profit and loss accounts and cash flow statements of the WFOE for the fiscal year ended December 31, 2006, prepared in accordance with PRC GAAP; and (c) the management accounts of each of the PRC Companies as of the Balance Sheet Date and as of January 31, 2008 (the foregoing financial statement(s) and any notes thereto in (i) and (ii) above are hereinafter referred to as the “Financial Statements”). Such Financial Statements are prepared in accordance with the books and records of the Group Companies; and are true, correct and complete and in all material aspects present fairly the financial condition of the Company at the date therein indicated and the results of operations for the period therein specified. Except as set forth in the Financial Statements, none of the Group Companies has any material liabilities or obligations, contingent or otherwise. The Company maintains a standard system of accounting established and administered in accordance with PRC GAAP and will, after the Initial Closing, maintain a standard system of accounting established and administered in accordance with U.S. GAAP, or other international accounting principles and policies mutually agreeable to the Company and the Series D Investors.

3.16 Activities Since Balance Sheet Date. Since the Balance Sheet Date, with respect to any Group Company, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, or any event, occurrence, fact, development or effect that, individually or in the aggregate, has or could become or result in a Material Adverse Effect;

(b) any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any waiver or compromise by such Group Company of a valuable right or of a material debt owed to it;

(d) any material change or amendment to a Contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(e) any material change in any compensation arrangement or agreement with any present or prospective key employee, officer, or director of any Group Company;

(f) any sale, assignment or transfer of any Intellectual Property or any other material assets, tangible or intangible of such Group Company;

(g) any merger or acquisition by or involving any Group Company;

(h) any resignation or termination of any key officers or executives of such Group Company, including without limitation, the Founders;

(i) any mortgage, pledge, transfer of a security interest in, or lien created by such Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(j) any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$200,000 or in excess of US$1,000,000 in the aggregate;

(k) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company;

(1) any failure to conduct business in the ordinary course and consistent with such Group Company’s past practices;

(m) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(n) any transactions with (i) any Founder, (ii) any director, officer or employee of such Group Company, or any members of their immediate families, or any entity controlled by any of such individuals, other than the transactions contemplated under the existing employment agreements;

(o) any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect;

(p) any other event or condition of any character relating to the Business, other than events or conditions affecting any Group Company’s industry generally or the economy of any jurisdiction where any Group Company is incorporated, that could reasonably be expected to result in a Material Adverse Effect; or

(q) any agreement or commitment by such Group Company to do any of the things described above in this Section 3.16.

3.17 Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any given year or extension of the period for the assessment or collection. Since the Balance Sheet Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made appropriate provisions on its books of account for all taxes, assessments and governmental charges with respect to its Business, properties and operations for such period. To the knowledge of the Warrantors, no deficiencies for any tax have been threatened, claimed, proposed or assessed against any Group Company. No Group Company has received any written notification from any taxing authority regarding any issues that are currently pending before the taxing authority regarding any Group Company, or that have been raised by the taxing authority and not yet finally resolved. To the knowledge of the Warrantors, no tax return of any Group Company has been or is being audited.

3.18 Interested Party Transactions. Except for transactions in the ordinary course of the business of a Group Company and the employment contracts, no Founder or any Affiliate of any such Founder, officer or director of any of the Group Companies or any Affiliate of any such Person (each, an “Interested Party”) has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Interested Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Interested Party has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any Person that competes with a Group Company, except that any such Interested Party may have record ownership interest in the Company or own shares in publicly traded companies (but no more than 1% of the total outstanding stock of such entity) that may compete with a Group Company. No Affiliate of any Interested Party is directly or indirectly interested in any material Contract with a Group Company. No Interested Party has had, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

3.19 PRC Agreements. No governmental consent or approval is required regarding the operation of the Business under the PRC Agreements except as expressly provided under the PRC Agreements. All the PRC Agreements, upon due execution by the parties thereto, would be legal, valid and binding on such parties.

3.20 Brokers or Finders. No Group Company has incurred, and none will incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transaction contemplated hereby.

3.21 Prohibited Payments. None of any Group Company nor any of their respective officers, employees, directors, representatives, distributors, resellers or agents, has made, offered, promised, authorized or condoned, or shall make, offer, promise, authorize or condone any Prohibited Payment (as defined below) in connection with the activities of the Company or the negotiation, approval or performance of this Agreement. A “Prohibited Payment” means any gift, transfer or payment of any thing of value that is (a) made in violation of the United States Foreign Corrupt Practices Act, anti-corruption laws of the PRC or other applicable laws, (b) made to any Government Official with the intent or purpose of: (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (iii) securing any improper advantage, or (iv) inducing such Government Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist the Company or any of the Group Companies in obtaining or retaining business for or with, or directing business to, any Person, or (c) made to any Person while aware of a high probability that all or any portion of such thing of value would be paid, promised, offered or give to any Government Official with the intent or purpose described in subsection (b). Prohibited Payment shall not include any gift, transfer or payment of any thing of value that is expressly permitted by the written laws and regulations of the recipient’s country.

3.22 Corporate Documents. The copy of the minute books of each of the Group Companies provided to the Series D Investors or their special counsel for the transaction contemplated herein contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

3.23 Books and Records. The material files, documents, instruments, papers, electronic files, books and records relating to the business, operations, conditions (financial or otherwise), results of operations, and assets and properties of each Group Company, each as supplied to the Series D Investors, are true, correct, complete and current in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.24 Insurance. Each of the Group Companies has in full force and effect fire and casualty insurance policies.

3.25 Employee Benefit Plans. Except as required by applicable law and except for the ESOP, none of the Group Companies has any Benefit Plans. For purposes hereof, “Benefit Plan” means any plan, contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, bonus, severance, retirement, health or insurance plan.

3.26 Labour Agreements and Actions. None of the Group Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labour union, and, to the Warrantors’ Knowledge, no labour union has requested or has sought to represent any of the employees, representatives or agents of any Group Company. To the Warrantors’ Knowledge, there is no strike or other labour dispute involving any Group Company pending or threatened, nor is any Group Company aware of any labour organization activity involving its employees. Each Group Company has complied in all material respects with all applicable employment laws and with other laws related to employment. No employee of any Group Company has been granted the right to continued employment by such Group Company or to any compensation following termination of employment with such Group Company. None of the Group Companies is aware that any officer, employee or group of employees intends to terminate his, her or their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer, employee or group of employees. None of the Group Companies has made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in such Group Company’s books and records.

3.27 Environmental and Safety Laws. None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are required in order to comply with any such existing statute, law or regulation.

3.28 Manufacturing and Marketing Rights. None of the Group Companies has granted to any other Person rights to manufacture, produce, assemble, license, market, or sell its products and/or services. The Company is not bound by any agreement that affects the Company’s right to develop, manufacture, assemble, distribute, market, or sell any of its products and/or services.

3.29 Full Disclosure. (i) No representation or warranty by the Group Companies or the Founders contained in this Agreement, (ii) no representation, warranty or statement by the Group Companies or the Founders contained in any certificate or schedule furnished at the Closing to the Series D Investors pursuant to this Agreement and (iii) no other written statement made by the Group Companies or the Founders to the Series D Investors in connection with the transactions contemplated hereby contains any untrue statement by the Group Companies of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading in light of the circumstances in which they were made.

3.30 Disclaimer of the Company. EXCEPT AS SET FORTH IN THIS SECTION 3, NONE OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ANY OF ITS SUBSIDIARIES, THE PURCHASE SHARES OR ANY OF THE ASSETS.

3B. REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS

The Founders jointly and severally represent and warrant to the Series D Investors as of the date of the Closing at which such Investor is purchasing Purchase Shares as follows. Nothing in this Section 3B shall be interpreted to require the Founders to make any representations and warranties as of any date other than the date of Closing.

3B.1 Conflicting Agreements.

Each Founder is not, as a result of the nature of the business conducted or currently proposed to be conducted by any Group Company or for any other reason, in violation of (a) any fiduciary or confidential relationship, (b) any term of any contract or covenant (either with any Group Company or with another entity) relating to employment, patents, assignment of inventions, confidentiality, proprietary information disclosure, non-competition or nonsolicitation, or (c) any other contract or agreement, or any judgment, decree or order of any court or administrative agency binding on each Founder and relating to or affecting the right of such Founder to be employed by or serve as a director or consultant to any Group Company. No such relationship, term, contract, agreement, judgment, decree or order conflicts with such Founder’s obligations to use his commercially reasonable efforts to promote the interests of any Group Company nor does the execution and delivery of this Agreement, nor such Founder’s carrying on any Group Company’s business as a director, officer, consultant or Founder of any Group Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

3B.2 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against each Founder, and there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation that would result in a Material Adverse Effect.

3B.3 Shareholder Agreements. Except as contemplated by or disclosed in the Transaction Agreements, each Founder is not a party to and has no Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Act or any equivalent law in another jurisdiction, or voting, of the securities of any Group Company.

3B.4 Prior Legal Matters. Each Founder has not been (a) subject to voluntary or involuntary petition under any bankruptcy or insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any governmental or regulatory authority to have violated any securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3B.5 Founder’s Intellectual Property Rights. Each Founder has assigned to the Company all Intellectual Property rights owned by such Founder that are related to the Company’s business as now conducted and as presently proposed to be conducted.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each Series D Investor, severally but not jointly, hereby represents and warrants to the Company as follows solely as to itself:

4.1 Authorization. Each Series D Investor has all requisite power, authority and capacity to enter into this Agreement and the Transaction Agreements to which it is a party. This Agreement has been duly authorized, executed and delivered by such Series D Investor. The Transaction Agreements to which it is a party, when executed and delivered by such Series D Investor, will constitute valid and legally binding obligations of such Series D Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2 Investment Purpose. The Company and each Series D Investor have engaged in a due diligence process for the transactions contemplated herein, and in connection with that process the Company (and/or any Group Company) has made available to such Series D Investor all the information available to the Company (and/or any Group Company). Assuming the accuracy of such information, such Series D Investor ensures its sophistication with respect to investments in the Company including but not limited to evaluating the commercial risk and merit in investing the Company.

4.3 Financing. Each Series D Investor has all legitimate funds necessary to consummate the transactions contemplated by this Agreement.

4.4 Litigation. No Action by or against each Series D Investor is pending or, to the knowledge of such Series D Investor after due inquiry, threatened, which could affect the legality, validity or enforceability of any Transaction Agreement or the consummation of the transactions contemplated hereby or thereby.

5. COVENANTS OF THE GROUP COMPANIES AND THE FOUNDERS

The Group Companies and the Founders jointly and severally covenant to the Series D Investors as follows:

5.1 Compliance with Circular 75. Each Person who directly or indirectly holds any shares of the Company as of the Closing and who is a PRC Resident has either (a) complied with the registration and any other requirements of Circular 75, or (b) delivered to the Company a written confirmation in form and substance reasonably satisfactory to the Series D Investors that such Person (i) to such Person’s Knowledge, is not subject to the registration requirements of Circular 75 or (ii) to such Person’s Knowledge, is subject to the registration requirements of Circular 75 and either (A) has complied with the registration requirements of Circular 75 or (B) to such Person’s Knowledge, the issuance of equity securities directly or indirectly to such Person will not violate any applicable laws or regulations of the PRC. The Warrantors shall effectuate or maintain, or cause to be effectuated or maintained, such compliance with Circular 75 in all material respects, including without limitation, filing any necessary amendments to any existing registrations on a timely basis.

5.2 Indemnification. Each of the Group Companies and the Founders hereby, jointly and severally, indemnifies and holds harmless the Series D Investors and their Affiliates, partners, officers, directors, representatives, members, controlling persons and advisers against any and all losses, liabilities, costs, claims, actions, expenses or demands (including, without limitation, any diminution in value of the Series D Preferred Shares or the assets, shares or equity interests of any Group Company) arising out of, or resulting from, (i) any breach of the representations, warranties and covenants of the Group Companies and the Founders contained herein, and (ii) any tax liability of any Group Companies not reflected in the Financial Statements. This Section 5.2 shall survive any termination of this Agreement.

5.3 Register of Directors. As soon as reasonably possible after the Initial Closing, the Company shall update its Register of Directors in connection with the transactions contemplated in this Agreement and deliver to the Series D Investors such updated Register of Directors. The Company shall update its Register of Directors immediately after the first anniversary of the Initial Closing or occurrence of any other event as contemplated by Regulation 10.e.3 of the Amended M&AA to reflect the change to the board size from nine (9) to seven (7) as contemplated in the Amended M&AA.

5.4 Use of Proceeds. The Company shall use the proceeds received from the issuance and sale of the Purchase Shares only for the execution of the business plan as agreed between the Company and the Series D Investors.

5.5 Board of Directors of the WFOE. As soon as practical after each of the Initial Closing and the Second Closing, the Company shall procure that a new set of Articles of Association be adopted by the WFOE and approved by the competent government authority in Shanghai. According to such Articles of Association, the size and composition of the board of directors of the WFOE shall be identical to that of the Company and shall include the representative appointed by the Series D Investors to the Board of the Company. The Company shall procure the representative appointed by the Series D Investors be registered with the SAIC in Shanghai for the purpose of effecting such appointment to the WFOE.

5.6 Material Permits. As soon as practical after the Initial Closing, the Company and Founders shall procure that (a) the SARFT Permit be obtained by the Domestic Entity from SARFT, if such Permit has not been obtained by the Company prior to or on the Initial Closing Date; (b) the Internet Culture License be obtained by the Company or relevant Group Company from the PRC Ministry of Culture in any event no later than the end of May 2008, and (c) the Internet Content Provider License be obtained by the Company or relevant Group Company from the competent government authority in Shanghai, and such Internet Content Provider License (i) shall be sufficient for the ongoing business with the plan of setting branch offices by the relevant Group Company in other cities in the PRC including, without limitation, Beijing and Guangzhou; and (ii) can be used to register with the local branches of MII in different cities within a reasonable time so as to comply with the relevant laws and regulations in the PRC.

5.7 Contractual Arrangements and Control of PRC Entities. From and as of the Initial Closing Date hereof, each of the Group Companies and/or Founders shall make a written request to the Series D Investors for their consent, such consent not to be unreasonably withheld if the counsel to the Company delivers a written confirmation in form and substance reasonably satisfactory to the Series D Investors that the proposed transactions and activities comply with all applicable laws and regulations, should he/she/it, for the purpose of controlling the operations of any PRC entity (whether in existence now such as the Domestic Entity or incorporated in the future in the PRC as the vehicle to hold any Material Permits or generating any revenue by providing advertising or other consulting services) of, or entity controlled by the Company (the “PRC Entity”), desire to enter into any contractual arrangement with such PRC Entity, pursuant to which such PRC Entity (a) is controlled by the Company, (b) can utilize the Intellectual Property of any Group Company, (c) is the party to any exclusive service agreements with any Group Company, (d) is the beneficiary of any performance guarantees entered into on its behalf by any Group Company or (e) otherwise operates its Business in conjunction with or relation to any of the Group Companies. In any event, such PRC Entity’s financial results shall be able to be consolidated into any subsequent Financial Statements of the Company.

5.8 Sources of Income. None of the Company and the WFOE shall have more than fifty percent (50%) of its assets in a passive form (i.e., cash) and receive more than seventy-five percent (75%) of its total income from passive sources (i.e., interest or fees generated from leasing of equipment). The terms of passive form and passive sources shall have the meanings indicated in Section 1297 of the United States Internal Revenue Code of 1986. The Company shall, and shall cause each Group Company to, use its best efforts to ensure that the Company and each Group Company arrange their affairs, including taking such restructuring steps as may be necessary, to implement the most tax advantageous structure for the Company and each Group Company, including without limitation, to ensure that the Company will not be treated as a “passive foreign investment company” within the meaning of section 1297 of the United States Internal Revenue Code of 1986.

5.9 Compliance with Applicable Law. The Warrantors covenant to cause each of the Group Companies to comply with all applicable law, including but not limited to applicable PRC rules and regulations relating to the Intellectual Property, online video sharing, online advertisements, taxation and social welfare and benefits, and ensure that the full performance of Section 3.21 (Prohibited Payments) at all times.

5.10 Financial Statements. The Company shall engage one of the Big-Four accounting firms to audit its consolidated financial statements for 2006 and 2007 in accordance with U.S. GAAP or other internationally recognized accounting standards mutually agreed to by the Company and the Series D Investors, and deliver a copy of the signed audit report to the Series D Investors no later than June 30, 2008.

5.11 Internet Site Content. The Company shall construct, maintain and operate the Internet site with a home page located at the URL http://www.tudou.com, including any replacement or successor thereto, and contain a “contact button” on the Internet site linking to the contact person or department of the Company in charge of the construction, maintenance and operation of such Internet site. Each of the Group Companies shall use its commercially reasonable efforts to procure the Internet site to host all Content it lawfully owns or has sufficient rights to use, and to ensure that the use or display of the Content does not and will not (i) violate any applicable laws; (ii) infringe any rights of third parties, including but not limited to intellectual property, privacy or publicity rights. In no event will such Internet site of the Company contain any third party advertisements or sponsorship placements without prior written consent of such third parties.

5.12 Further Amendments to the Amended M&AA. As soon as practical after the Initial Closing, the Company shall procure the delivery of duly executed resolution of the Board of the Company dis-applying the grandfathered provisions of the International Business Companies Act of the British Virgin Islands and further amend the Amended M&AA in a form compliant with the provisions of the Business Companies Act of the British Virgin Islands (to the extent that such further amended Memorandum and Articles of Association of the Company will be on terms as close to the Amended M&AA as possible) so that the Company will be allowed under applicable law to issue shares (and in particular the Second Closing Shares) even if the consideration for such shares is partially paid or nil paid.

5.13 Company Tracking System. As soon as practical after the Initial Closing, the Company shall use commercially reasonable efforts to implement a tracking system, in satisfaction to the Series D Investors, which can identify and classify the Group Companies’ video content into separate categories of “being authorized,” “without authorization but can be potentially authorized,” or “will not be authorized.”

5.14 Registration of Equity Pledge Agreement. The Group Companies and the Founders will cause the equity pledge arrangement under the Amended Equity Pledge Agreement entered into by Wang Wei, Wang Zhiqi, the WFOE and the Domestic Entity, dated April 11, 2007, to be registered with the competent government authorities in the PRC as soon as practicable after the Initial Closing.

6. CONDITIONS TO SERIES D INVESTORS’ OBLIGATIONS AT THE CLOSINGS

6.1 Conditions to the Initial Closing. The obligation of the Series D Investors to purchase the Initial Closing Shares at the Initial Closing is subject to the fulfilment, to the reasonable satisfaction of each such Series D Investor on or prior to the Initial Closing, of the following conditions (any or all of which may be waived by the Series D Investors who will hold at least seventy-five percent (75%) of the Series D Preferred Shares then outstanding immediately after the Initial Closing Date):

(1) Representations and Warranties True and Correct. The representations and warranties made by each Warrantor in Section 3 and the representations and warranties made by each Founder in Section 3B shall be true and correct and complete when made, and shall be true and correct and complete as of the Initial Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(2) Performance of Obligations. Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing and shall have obtained all approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

(3) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby on the Initial Closing and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Series D Investors, and each Series D Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(4) Consents and Waivers. Each Group Company and each Founder shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement on or prior to the Initial Closing that are required to be obtained on or prior to the Initial Closing, including, but not limited to, (a) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, including without limitation the Material Permits and (b) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, pre-emptive rights, put or call rights and all similar rights triggered, if any, in connection with the issuance and sale of the Initial Closing Shares, if required. The Domestic Entity shall have submitted due application documentation to the SARFT or its local branch in Shanghai for the SARFT Permit, and has delivered a copy of such application documentation to the Series D Investors.

(5) Compliance Certificate. At the Initial Closing, each Warrantor shall deliver to each Series D Investor certificates, dated the Initial Closing Date, certifying that the conditions specified herein have been fulfilled and stating, where applicable, that there shall have been no Material Adverse Effect since the Balance Sheet Date.

(6) Constitutional Documents. The Amended M&AA shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders and duly filed with, and registered by, the British Virgin Islands Registry of Corporate Affairs.

(7) Execution of Other Transaction Documents. The Company shall have delivered to each of the Series D Investors an original copy of each of the following documents which shall be duly executed by the Company and all other parties thereto (except for such Series D Investor):

(a) the Third Amended and Restated Shareholders’ Agreement;

(b) the Second Amended and Restated Right of First Refusal and Co-sale Agreement attached hereto as Exhibit D;

(c) the Second Amended and Restated Voting Agreement attached hereto as Exhibit E;

(d) the Indemnification Agreement; and

(e) the Disclosure Schedule.

(8) Good Standing. The Series D Investors shall have received a certificate of good standing issued by the Registry of Corporate Affairs of the British Virgin Islands, dated no earlier than ten (10) Business Days prior to the Initial Closing, certifying that, among other things the Company was duly constituted, paid all required fees and is in good legal standing.

(9) Due Diligence. The Series D Investors shall have completed their legal and financial due diligence investigation of the Group Companies to its satisfaction.

(10) Board of Directors. At the Initial Closing, the board of directors of the Company shall consist of persons elected or appointed in accordance with the Amended M&AA, including a representative from the Series D Investors.

(11) Register of Members. The Series D Investors shall have received a copy of the Company’s register of members, certified by the Chief Executive Officer of the Company as true and complete as of the Initial Closing Date, updated to show the Series D Investors as the holders of the number of the Initial Closing Shares to be purchased at the Initial Closing.

(12) No Material Adverse Change. There shall have not been any Material Adverse Effect since the Balance Sheet Date.

(13) Legal Opinions. The Series D Investors shall have received legal opinions from the Walkers and Fangda Partners respectively addressed to the Series D Investors, dated as of the Initial Closing, in form and substance satisfactory to the Series D Investors.

(14) Internal Approvals. The Series D Investors shall have received approval and authorization by their investment committee (or other similar governing body) for the transactions contemplated hereunder.

(15) Compliance with Circular 75. The relevant Founder has submitted the application to SAFE’s Shanghai Branch for the amendments to his previous registrations under Circular 75, for the purpose of compliance with all applicable laws in connection with such Founder’s participation in the investment, management and operations of the Group Company, including without limitation, compliance with the registration and any other requirements of Circular 75 (unless such Founder delivers to the Company and the Series D Investors a written confirmation in form and substance reasonably satisfactory to the Series D Investors that such Founder is not subject to the registration requirements of Circular 75).

(16) No Material Judgment or Order. There shall not be on the Initial Closing Date any order of a court of competent jurisdiction or any ruling of any governmental or regulatory authority or any condition imposed under any law which would, in the reasonable judgment of the Series D Investors, (a) prohibit or restrict (i) the sale and issuance of the Purchase Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Series D Investors to any material penalty or onerous condition under or pursuant to any law if the Purchase Shares were to be sold and issued hereunder or (c) restrict the operation of the business of any Group Company as conducted on the date hereof in a manner that would have a Material Adverse Effect on the business of any Group Company.

(17) No Litigation. No Action shall have been brought or otherwise arisen at law, in equity, in arbitration before any governmental or regulatory authority against any Group Company which would, if adversely determined, have a Material Adverse Effect on the ability of the Company to perform its obligations under this Agreement or each of the other Transaction Agreements

(18) PRC Agreements. As of the Initial Closing Date, the Company shall have executed and implemented the PRC Agreements, substantially in the form attached hereto as Exhibit J.

(19) Transfer of Founder Shares. On or prior to the Initial Closing, (i) Wang Wei shall transfer all his Ordinary Shares of the Company to FIRST EASY GROUP LIMITED, a company duly incorporated under the laws of the British Virgin Islands which is wholly owned by Wang Wei; and (ii) Marc Christiaen van der Chijs shall transfer all his Ordinary Shares of the Company to FAST ACTION MANAGEMENT LIMITED, a company duly incorporated under the laws of the British Virgin Islands which is wholly owned by Marc Christiaen van der Chijs.

6.2 Conditions to the Second Closing. The obligation of the Series D Investors to purchase the Second Closing Shares at the Second Closing Date is subject to the fulfilment, to the reasonable satisfaction of each such Series D Investor on or prior to the Second Closing, of the following conditions (any or all of which may be waived by the Series D Investors holding at least seventy-five percent (75%) of the then outstanding Series D Preferred Shares):

(1) Representations and Warranties True and Correct. The representations and warranties made by each Warrantor in Section 3 and the representations and warranties made by each Founder in Section 3B shall be true and correct and complete when made, and shall be true and correct and complete as of the Second Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(2) Performance of Obligations. Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and the other Transaction Agreements that are required to be performed or complied with by it on or before the Second Closing and shall have obtained all approvals, consents and qualifications necessary to complete the transactions contemplated hereby.

(3) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby on the Second Closing and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Series D Investors, and each Series D Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(4) Consents and Waivers. Each Group Company and each Founder shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement on the Second Closing that are required to be obtained prior to or on the Second Closing, including, but not limited to, (a) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, including without limitation the Material Permits, and (b) the waiver by the then existing shareholders of the Company of any anti-dilution rights, rights of first refusal, pre-emptive rights, put or call rights and all similar rights triggered, if any, in connection with the issuance and sale of the Second Closing Shares, if required.

(5) Compliance Certificate. At the Second Closing, each Warrantor shall deliver to each Series D Investor certificates, dated the Second Closing Date, certifying that the conditions specified herein have been fulfilled and stating, where applicable, that there shall have been no Material Adverse Effect since the Initial Closing Date.

(6) Constitutional Documents. The Amended M&AA shall have been further amended pursuant to Section 5.12, duly adopted by the Company by all necessary corporate action of its Board and its shareholders and duly filed with, and registered by, the British Virgin Islands Registry of Corporate Affairs.

(7) Execution of Other Transaction Documents. The Company shall have delivered to each of the Series D Investors an updated Disclosure Schedule and an original copy of the Escrow Agreement duly executed by the Company and all other parties thereto (except for such Series D Investor):

(8) Good Standing. The Series D Investors shall have received a certificate of good standing issued by the Registry of Corporate Affairs of the British Virgin Islands, dated no earlier than ten (10) Business Days prior to the Second Closing, certifying that, among other things the Company was duly constituted, paid all required fees and is in good legal standing.

(9) Register of Members. The Series D Investors shall have received a copy of the Company’s register of members, certified by the Chief Executive Officer of the Company as true and complete as of the Second Closing Date, updated to show the Series D Investors as the holders of the number of the Second Closing Shares to be purchased at the Second Closing.

(10) No Material Adverse Change. There shall have not been any Material Adverse Effect since the Initial Closing Date.

(11) Legal Opinions. The Series D Investors shall have received legal opinions from Walkers and Fangda Partners respectively addressed to the Series D Investors, dated as of the Second Closing, in form and substance satisfactory to the Series D Investors.

(12) Internal Approvals. The Series D Investors shall have received approval and authorization by their investment committee (or other similar governing body) for the transactions contemplated hereunder.

(13) No Material Judgment or Order. There shall not be between the Initial Closing Date and the Second Closing Date any order of a court of competent jurisdiction or any ruling of any governmental or regulatory authority or any condition imposed under any law which would, in the reasonable judgment of the Series D Investors, (a) prohibit or restrict (i) the sale and issuance of the Purchase Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Series D Investors to any material penalty or onerous condition under or pursuant to any law if the Purchase Shares were to be sold and issued hereunder or (c) restrict the operation of the business of any Group Company as conducted on the date hereof in a manner that would have a Material Adverse Effect on the business of any Group Company.

(14) No Litigation. No Action shall have been brought, unsettled or otherwise arisen at law, in equity, in arbitration before any governmental or regulatory authority against any Group Company which would, if adversely determined, have a Material Adverse Effect on the ability of the Company to perform its obligations under this Agreement or each of the other Transaction Agreements. There shall not be any unsettled Action, individually or in the aggregate, in the monetary amount of more than RMB 7,000,000 against any of the Group Companies.

(15) Compliance with Circular 75. The relevant Founder has submitted the application to SAFE’s Shanghai Branch for the amendments to his previous registrations under Circular 75, for the purpose of compliance with all applicable laws in connection with such Founder’s participation in the investment, management and operations of the Group Company, including without limitation, compliance with the registration and any other requirements of Circular 75 (unless such Founder delivers to the Company and the Series D Investors a written confirmation in form and substance reasonably satisfactory to the Series D Investors that such Founder is not subject to the registration requirements of Circular 75).

7. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS

7.1 Conditions to the Initial Closing. The obligations of the Company under this Agreement to consummate the Initial Closing are subject to the fulfilment at or prior to the Initial Closing of the following conditions:

(1) Representations and Warranties. The representations and warranties of the Series D Investors contained in Section 4 shall be true and correct as of the Initial Closing Date.

(2) Payment of the Initial Closing Consideration. The Series D Investors shall have delivered the Initial Closing Consideration in accordance with the provisions of Section 2.4.

(3) Execution of Transaction Agreements. Each of the Series D Investors shall have executed and delivered to the Company the Transaction Agreements (except the Escrow Agreement) to which each is a party.

7.2 Conditions to the Second Closing. The obligations of the Company under this Agreement to consummate the Second Closing are subject to the fulfilment at or prior to the Second Closing of the following conditions:

(1) Representations and Warranties. The representations and warranties of the Series D Investors contained in Section 4 shall be true and correct as of the Second Closing Date.

(2) Payment of the Second Closing Consideration. The Series D Investors shall have delivered the Second Closing Consideration in accordance with the provisions of Section 2.5.

(3) Execution of Escrow Agreement. Each of the Series D Investors shall have executed and delivered to the Company the Escrow Agreement.

8. MISCELLANEOUS

8.1 Survival. The representations and warranties of the Warrantors in Section 3 hereof shall survive the Closing.

8.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Series D Investors without the written consent of the Company except to a parent corporation, a subsidiary or an affiliate. This Agreement and the rights and obligations therein may not be assigned by any Group Company or any Founder without the written consent of the Series D Investors.

8.3 Entire Agreement. This Agreement, the other Series D Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.4 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth in the Schedule of Notice attached hereto; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in the Schedule of Notice; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in the Schedule of Notice with next-Business-Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.4 by giving, the other party written notice of the new address in the manner set forth above.

8.5 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all the parties hereto.

8.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Group Company, any Founder or the Series D Investors, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Group Company, such Founder, or such Series D Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Group Company, any Founder, or the Series D Investors of any breach of default under this Agreement or any waiver on the part of any Group Company or the Series D Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Group Companies, the Founders, or the Series D Investors shall be cumulative and not alternative.

8.7 Finder’s Fees. Each party hereto (a) represents and warrants to each other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless such other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

8.8 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.10 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuate the parties’ intent in entering into this Agreement.

8.11 Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 5 of the Shareholders’ Agreement.

8.12 Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.13 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction.

8.14 Dispute Resolution. Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three arbitrators, selected in accordance with the Arbitration Rules, and at least one arbitrator shall be qualified to practice New York law. The arbitration shall be conducted in English. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

8.15 Expenses. Upon the Closing, the Company shall reimburse Crescent Peak Limited all legal, financial, administrative and other expenses reasonably incurred by it in connection with the transactions contemplated hereunder in an amount no higher than US$80,000. Notwithstanding the foregoing sentence, upon the Closing, the Company shall reimburse O’MELVENY & MYERS LLP, a special counsel to Venrock Associates V, L.P., Venrock Partners V, L.P. and Venrock Entrepreneurs Fund V, L.P., all legal expenses reasonably incurred by such special counsel in connection with the transaction contemplated hereunder in an amount no higher than US$15,000. The Series D Investors may effect such reimbursement at the Closing by withholding from the payment of the Purchase Price the amount to which they are entitled to reimbursement pursuant to the preceding sentence and paying directly to their counsel and other advisors. Notwithstanding the withholding of such amount, the Series D Investors shall be deemed to have paid to the Company the full amount so withheld. In the event that the Closing shall not have occurred, the Group Companies and the Series D Investors shall each bear half of any expense incurred in connection with the transactions contemplated hereunder.

8.16 Termination. This Agreement may be terminated by any party that has not materially breached its representations, warranties or covenants hereunder on or after the later of (i) May 31, 2008, and (ii) another date mutually agreed upon by the parties hereto, by written notice to the other parties, if the Initial Closing has not occurred on or prior to such date. Upon termination of this Agreement under this Section 8.16, this Agreement shall forthwith become wholly void and of no effect and the parties shall be released from all future obligations hereunder; provided that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

8.17 Supremacy of this Agreement. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Amended M&AA, the terms of this Agreement shall prevail as between the parties hereto only (with the exception of the Company), who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Amended M&AA so as to eliminate such inconsistency to the largest extent as permitted by the applicable law.

8.18 Legend. Each certificate for any Second Closing Shares now held by any Series D Investor shall bear a legend as follows:

“THE SERIES D SHARES REPRESENTED BY THIS CERTIFICATE SHALL NOT BE SOLD, ASSIGNED, TRANSFERRED, EXCHANGED, MORTGAGED, PLEDGED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF THE SERIES D PREFERRED SHARES PURCHASE AGREEMENT DATED MARCH 26, 2008 AMONG THE COMPANY AND OTHER PARITES NAMED THEREIN AND THE SHAREHOLDERS’ AGREEMENT, DATED             , 2008, AMONG THE COMPANY, THE SHAREHOLDERS OF THE COMPANY AND OTHER PARTIES NAMED THEREIN OR SUBSEQUENTLY ADHERING THERETO AND THE ARTICLES OF ASSOCIATION OF THE COMPANY. COPIES OF SUCH SERIES D PREFERRED SHARES PURCHASE AGREEMENT, SHAREHOLDERS’ AGREEMENT AND ARTICLES OF ASSOCIATION ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH ORDINARY SHARES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH SERIES D PREFERRED SHARES PURCHASE AGREEMENT, SHAREHOLDERS’ AGREEMENT AND ARTICLES OF ASSOCIATION.”

– REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK –

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STARCLOUD MEDIA CO., LIMITED

By:	/s/ Wang Wei

Print Name of Authorized Signatory:	Wang Wei

Title of	Chief Executive Officer
Authorized Signatory:

SIGNATURE PAGE TO SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

QUAN TOODOU NETWORK SCIENCE AND TECHNOLOGY CO., LIMITED

[Seal: Quan Toodou Network Science and Technology Co., Limited]

By:	/s/ Zhang Xiaoyun

Print Name of	Zhang Xiaoyun
Authorized Signatory:

Title of	Legal Representative
Authorized Signatory:

RESHUFFLE TECHNOLOGY (SHANGHAI) CO., LIMITED

[Seal: Reshuffle Technology (Shanghai) Co., Limited]

By:	/s/ Wang Wei

Print Name of	Wang Wei
Authorized Signatory:

Title of	Legal Representative
Authorized Signatory:

SIGNATURE PAGE TO SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WANG WEI

/S/ WANG WEI

WANG ZHIQI

/S/ WANG ZHIQI

MARC CHRISTIAEN VAN DER CHIJS

/S/ MARC CHRISTIAEN VAN DER CHIJS

SIGNATURE PAGE TO SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CRESCENT PEAK LIMITED

By:	/s/ David Hand
	Name:	David Hand
	Title:	Director

EXECUTION PAGE TO THE SERIES D PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VENROCK ASSOCIATES V, L.P.
By:	its General Partner, Venrock Management V, LLC

VENROCK PARTNERS V, L.P.
By: its General Partner, Venrock Partners Management V, LLC

VENROCK ENTREPRENEURS FUND V, L.P.
By:	its General Partner, VEF Management V, LLC

By:	/s/ Brian Ascher

Print Name of
Authorized Signatory:

Title of
Authorized Signatory:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL CATALYST GROUP IV, L.P.
By: General Catalyst Partners IV, L.P.,
its General Partner
By: General Catalyst GP IV, LLC,
its General Partner

By:	/s/ William J. Fitzgerald
Name:	William J. Fitzgerald
Title:	Member and Chief Financial Officer

Address:

c/o General Catalyst Partners 20 University Road, Suite 450, Cambridge, MA 02138 fax: (617) 234-7040

GC ENTREPRENEURS FUND IV, L.P.
By: General Catalyst Partners IV, L.P.,
its General Partner
By: General Catalyst GP IV, LLC,
its General Partner

By:	/s/ William J. Fitzgerald
Name:	William J. Fitzgerald
Title:	Member and Chief Financial Officer

Address:

c/o General Catalyst Partners 20 University Road, Suite 450, Cambridge, MA 02138 fax: (617) 234-7040

SIGNATURE PAGE TO SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GGV II DELAWARE L.L.C.

By:	Granite Global Ventures II L.P.,
its Member

By:	Granite Global Ventures II L.L.C.,
its General Partner

By:	/s/ Hany Nada
Name:
Title:

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IDG TECHNOLOGY VENTURE INVESTMENT IV, L.P.

By:	IDG Technology Venture Investment IV, LLC,
its General Partner

By:	/s/ HANY NADA
	Name:	HANY NADA
	Title:	Authorized Signatory

SIGNATURE PAGE TO SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CA-JAIC CHINA INTERNET FUND

By:	/s/ Toyoji Tatsuoka
	Name:	Toyoji Tatsuoka
	Title	Director of JAIC International (Hong Kong) Co., Ltd (As the Investment Manager)

SIGNATURE PAGE TO SHARES PURCHASE AGREEMENT

SCHEDULE OF NOTICE

The Company

Gate 6, No. 1305,

South Suzhou Road, Shanghai, PRC

Telephone: (8621) 5375 0261

Fax No.: (8621) 5375 0273

Contact Person: Wang Wei

The WFOE

Gate 6, No. 1305,

South Suzhou Road, Shanghai, PRC

Telephone: (8621) 5375 0261

Fax No.: (8621) 5375 0273

Contact Person: Wang Wei

The Domestic Company

Gate 6, No. 1305,

South Suzhou Road, Shanghai, PRC

Telephone: (8621) 5375 0261

Fax No.: (8621) 5375 0273

Contact Person: Wang Wei

Wang Wei

8th Floor, No. 922 Hengshan Road, Xuhui District,

Shanghai, PRC

Wang Zhiqi

Apt. 2801, Building 7, 300 Nan Dan Dong Road,

Shanghai, PRC

Marc Christiaen van der Chijs

Apt. 2801, Building 7, 300 Nan Dan Dong Road,

Shanghai, PRC

The Series D Investors

Crescent Peak Limited

One George Street, #15-04

Singapore 049145

Telephone: (0065) 6511 3085

Fax No.: (0065) 6223 5992

Contact Person: James Wong

Venrock Associates V, L.P.

Venrock Partners V, L.P.

Venrock Entrepreneurs Fund V, L.P.

Address:

2494 Sand Hill Road

Suite 200

Menlo Park, CA 94025

Fax: +1 650-561-9180

Attention: General Counsel

General Catalyst Group IV, L.P.

c/o General Catalyst Partners

20 University Road, Suite 450 Cambridge

MA 02138, USA

Attn: William Fitzgerald, CFO & Managing Director

Fax: +1 617-234-7040

GC Entrepreneurs Fund IV, L.P.

c/o General Catalyst Partners

20 University Road, Suite 450,

Cambridge, MA 02138

Attn: William Fitzgerald, CFO & Managing Director

Fax: +1 617-234-7040

GGV II Delaware L.L.C.

c/o Granite Global Ventures

2494 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Tel: (650) 475-2150

Fax: (650) 475-2151

Attn: Stephen Hyndman

With a copy to:

Granite Global Ventures

Unit 3701, K. Wah Center

1010 Huaihai Zhong Road

Shanghai 200031, PRC

Attn: Helen Wong

IDG Technology Venture Investment IV, L.P.

c/o IDGC Management (Hong Kong) Limited

Unit 1509, The Center

99 Queen’s Road

Central, Hong Kong

Fax: (852) 2523-1619

Attention: Mr. Simon Ho

CA-JAIC China Internet Fund

Akasaka Eight-One Bldg

2-13-5 Nagata-cho, Chiyoda-ku,

Tokyo 100-8972

Fax: 0081-3-3504-2131

EXHIBIT A

SCHEDULE OF SERIES D INVESTORS

Initial Closing

Investor Name	Number of Series D Preferred Shares	Aggregate Purchase Price Amount(US$)
Crescent Peak Limited	2,861,503	7,500,000
Venrock Associates V, L.P.	860,645	2,255,750
Venrock Partners V, L.P.	72,968	191,250
Venrock Entrepreneurs Fund V, L.P.	20,221	53,000
GENERAL CATALYST GROUP IV, L.P.	464,590	1,217,690.63
GC ENTREPRENEURS FUND IV, L.P.	12,327	32,309.37
GGV II Delaware L.L.C.	763,068	2,000,000
IDG Technology Venture Investment IV, L.P.	286,150	750,000
CA-JAIC CHINA INTERNET FUND	76,307	200,000
Total:	5,417,779	14,200,000 (Initial Closing Consideration)

EXHIBIT A1

SCHEDULE OF SERIES D INVESTORS

Second Closing

Investor Name	Number of Series D Preferred Shares	Aggregate Purchase Price Amount (US$)
Crescent Peak Limited	8,584,510	22,500,000
Venrock Associates V, L.P.	2,581,934	6,767,250
Venrock Partners V, L.P.	218,905	573,750
Venrock Entrepreneurs Fund V, L.P.	60,664	159,000
GENERAL CATALYST GROUP IV, L.P.	1,393,771	3,653,074.50
GC ENTREPRENEURS FUND IV, L.P.	36,980	96,925.50
GGV II Delaware L.L.C.	2,289,203	6,000,000
IDG Technology Venture Investment IV, L.P.	858,451	2,250,000
CA-JAIC CHINA INTERNET FUND	228,920	600,000
Total:	16,253,338	42,600,000 (Second Closing Consideration)

EXHIBIT B

SCHEDULE OF FOUNDERS

Name and Address of Founder

Wang Wei

8th Floor, No. 922 Hengshan Road,

Xuhui District, Shanghai, PRC

Wang Zhiqi

Apt. 2801, Building 7, 300 Nan Dan

Dong Road, Shanghai, PRC

Marc Christiaen van der Chijs

Apt. 2801, Building 7, 300 Nan Dan

Dong Road, Shanghai, PRC

B-1

i

ii

iii